Exhibit 99.1

Media Contact:	Financial Contact:
Alan B. Lewis	Gerard F. Agoglia
Acclaim Entertainment, Inc.	Acclaim Entertainment, Inc.
(516) 656-5000	(516) 656-5000
alewis@acclaim.com	gagoglia@acclaim.com

FOR IMMEDIATE RELEASE

ACCLAIM ENTERTAINMENT, INC. REPORTS RESULTS FOR

THE

THREE AND SEVEN MONTH PERIODS ENDED MARCH 31, 2003

GLEN COVE, NY, May 20, 2003—Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM) today announced its financial results for the three and seven month periods ended March 31, 2003.

As previously announced on January 17, 2003, the Company’s Board of Directors approved a change in its fiscal year end from August 31 to March 31, effective for the period ended March 31, 2003. As a result, the Company has filed with the Securities and Exchange Commission a Quarterly Transition Report on Form 10-Q for the three and seven month periods ended March 31, 2003.

For the three months ended March 31, 2003, the Company reported a net loss of $45.0 million or $0.49 per diluted share, on net revenue of $28.0 million, compared to net earnings of $4.4 million, or $0.05 per diluted share, on net revenue of $66.8 million for the comparable three-months of fiscal 2002. Net revenue for the three months ended March 31, 2003 decreased 58.2% to $28.0 million from $66.8 million for the comparable three months of fiscal 2002, primarily due to lower unit sales of its sequel products and lower average unit selling prices per title as compared to the same period of the prior year, as well as increased allowance provisions for returns and price concessions granted to major retail customers because of the decline in retail sell-through of the Company’s products.

While the increased allowances are the principal reason for the Company’s gross margin loss of (34.2%) for the three months ended March 31, 2003, compared to gross profit percent of 56.8% for the same period last year, also contributing to the gross margin loss was a $6.0 million increase in the amortization of capitalized software development costs associated with the new product releases of VEXX™, All-Star Baseball™ 2004 and Legends of Wrestling™ II and a $3.9 million charge for the write down of excess inventory to its expected net realizable value.

- more -

ACCLAIM/2

For the seven months ended March 31, 2003, the Company reported a net loss of ($67.8) million, or ($0.73) per diluted share, on net revenue of $101.6 million, as compared with net earnings of $12.4 million, or $0.14 per diluted share, on net revenue of $160.2 million for the seven months ended March 31, 2002. Net revenue for the seven months ended March 31, 2003 decreased 36.6%, primarily due to lower unit shipments of sequel titles at lower average selling prices per unit as compared to the same period of the prior year, as well as increased allowance provisions for returns and price concessions granted to major retail customers because of the decline in retail sell-through of the Company’s products, primarily Turok™: Evolution, Aggressive Inline™ and BMX XXX™. While the increased allowances are the principal reason for the Company’s $72.2 million gross profit decrease to 25% of net revenue for the seven months ended March 31, 2003, compared to 61% for the comparable period one year ago, also contributing to the decline in gross profit was a $10.5 million increase in the amortization of capitalized software development costs associated with the new product releases of VEXX™, All-Star Baseball™ 2004 and Legends of Wrestling™ II and a $3.9 million charge for the write down of excess inventory to its expected net realizable value.

Operating Expenses

For the three months ended March 31, 2003, operating expenses of $34.0 million (121% of net revenue) increased by $2.5 million, or 8%, from $31.4 million (47% of net revenue) for the three months ended March 31, 2002 primarily due to a $2.1 million asset impairment charge recorded on the building held for sale in the United Kingdom. For the seven months ended March 31, 2003, operating expenses of $89.2 million (88% of net revenue) increased by $10.8 million, or 14% from $78.4 million (49% of net revenue) for the seven months ended March 31, 2002 primarily due to the previously mentioned impairment charge, increased marketing and product development expenditures and a $4.8 million business restructuring charge recorded to lower the Company’s future operating expenses and improve its operating cash flows.

Liquidity

The Company’s short-term liquidity has been supplemented with borrowings under its North American and International credit facilities with its primary lender. To enhance its short-term liquidity during the seven months ended March 31, 2003, the Company implemented a targeted expense reductions through a business restructuring plan. In accordance with this plan, the Company reduced its fixed and variable expenses worldwide, closed its Salt Lake City software development studio, redeployed various assets, eliminated certain marginal titles under development, reduced staff and staff related expenses and lowered future marketing expenditure commitments. Additionally, on March 31, 2003, the Company’s primary lender advanced a supplemental discretionary loan of up to $11.0 million through May 31, 2003, and $5.0 million through September 29, 2003. In May of 2003, two of the Company’s executive officers, each committed to its Board of Directors to prepay a portion of their outstanding loans due to the Company, in the amount of $2.0 million ($4 million in the aggregate).

- more -

ACCLAIM/3

Based on the Company’s cash resources, including (a) the Company’s supplemental discretionary loan provided by its primary lender, (b) the $4.0 million cash commitment from the Company’s two executive officers, (c) assuming that its primary lender consents, based upon its existing collateral, to provide supplemental financing during the second half of fiscal 2004, although the Company can provide no assurance to its investors that it will be able to receive such consents (d) and, assuming the Company achieves its sales forecast by successfully meeting its product release schedule as provided in the Company’s business operating plan, (e) and giving effect to the continued realization of savings from its implemented expense reductions, and (f) continued support of its primary lender and vendors, the Company expects to have sufficient cash resources to meet its projected cash and operating requirements through the next twelve months, although all of these assumptions cannot be assured. The Company continues to pursue financing and investing arrangements with outside investors.

In the event that the Company does not successfully meet its product release schedule, achieve its sales assumptions or continue to realize savings from its implemented expense reductions, or does not obtain the consent of its primary lender, based upon our existing collateral, continues to provide the discretionary supplemental financing, the Company cannot assure investors that its future operating cash flows will be sufficient to meet the its operating requirements, debt service requirements or allow for the repayment of its indebtedness at maturity, including without limitation, repayment of the supplemental discretionary loan. Should any of these situations occur, the Company will either need to make further significant expense reductions, sell certain assets, consolidate or close certain operations (including development studios), cancel or cease development of certain software titles currently under development, further reduce or cancel certain marketing programs or cease operations. Some of these measures may require third party consents or approvals from the Company’s primary lender and there can be no assurances that such consents or approvals will be obtained.

Gross Revenue

The following table details the Company’s gross revenue by platform, studio and segment:

	Three Months Ended		Seven Months Ended
	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002

Gross Revenue by Platform:
Nintendo Game Boy	3%	10%	4%	8%

Subtotal for cartridge-based software	3%	10%	4%	8%

Disc-based software:
Sony PlayStation 2: 128-bit	65%	54%	64%	57%
Sony PlayStation 1: 32-bit	1%	6%	3%	7%
Microsoft Xbox: 128-bit	19%	11%	15%	8%
Nintendo GameCube: 128-bit	10%	18%	13%	19%

Subtotal for disc-based software	95%	89%	95%	91%

PC software	2%	1%	1%	1%

Total	100%	100%	100%	100%

Gross Revenue by Studio:
Internal	54%	67%	39%	54%
External	46%	33%	61%	46%

Total	100%	100%	100%	100%

Gross Revenue by Segment:
Domestic	59%	75%	50%	72%
International	41%	25%	50%	28%

Total	100%	100%	100%	100%

- more -

ACCLAIM/4

During the three months ended March 31, 2003, approximately 65% of Acclaim’s total revenue was generated from All-Star Baseball™ 2004, ATV: Quad Power Racing™ 2, Legends of Wrestling™ II, Burnout, and VEXX™. For the seven months ended March 31, 2003, approximately 68% of Acclaim’s total revenue was generated from All-Star Baseball™ 2004, ATV: Quad Power Racing™ 2, Legends of Wrestling™ II, Burnout, VEXX™, Turok™: Evolution and BMX XXX™.

During the three months ended March 31, 2003, the Company released All-Star Baseball™ 2004 for the PlayStation®2 computer entertainment system, Microsoft Xbox™, Nintendo GameCube™ and Game Boy Advance™; ATV: Quad Power Racing™ 2, for the PlayStation®2 computer entertainment system, Microsoft Xbox and Nintendo GameCube; Dakar™ 2 for the PlayStation®2 computer entertainment system (European release only) and Nintendo GameCube; and VEXX™ for the PlayStation®2 computer entertainment system, Microsoft Xbox and Nintendo GameCube. Furthermore, the continued sale of catalog products and the ongoing success of ATV: Quad Power Racing™ 2, Burnout™, Crazy Taxi™, Mary-Kate and Ashley™, Turok™: Evolution, 18 Wheeler: American Pro Trucker™ and Shadow Man™ brands across multiple formats, as well as distribution releases in the international markets continued to contribute to net revenues.

“The new operating plan that we implemented at the beginning of this calendar year has enabled our global organization to reduce its operating expenses, via personnel reductions and other company-wide cost-saving initiatives,” said Rod Cousens, Global President and Chief Operating Officer for Acclaim. “We will continually review our product development process to ensure that we deliver quality products on time that will contribute to the organizations return to profitability.”

Fiscal Year 2004 Release Schedule

During the first quarter of fiscal year 2004 (April – June 2003), the Company intends upon releasing approximately 13 SKU’s:

PlayStation 2:

•	Speed Kings™

•	Summer Heat Beach Volleyball™

•	SX Superstar™

•	VEXX™*

Xbox:

•	Burnout™ 2: Point of Impact—Developer’s Cut (released on 5/1/03)

•	Dakar 2™

•	Speed Kings™

•	SX Superstar™

•	VEXX™*

GameCube:

•	Burnout™ 2: Point of Impact (released on 4/8/03)

•	Speed Kings™

•	SX Superstar™

•	VEXX™*

- more -

ACCLAIM/5

PC:

•	Dakar™ 2*

* Denotes International release only.

During the second quarter of fiscal year 2004 (July – September 2003), the Company intends upon releasing approximately 10 SKU’s:

PlayStation 2:

•	AFL Live™ 2004*

•	Gladiator Sword of Vengeance™+

•	XGRA: Extreme-G Racing Association™

Xbox:

•	AFL Live™ 2004*

•	Gladiator Sword of Vengeance™

•	XGRA: Extreme-G Racing Association™

GameCube:

•	XGRA: Extreme-G Racing Association™

PC:

•	AFL Live™ 2004*

•	Gladiator Sword of Vengeance™

* Denotes Australian release only.

+ Denotes International release only.

During the third quarter of fiscal year 2004 (October – December 2003), the Company intends upon releasing approximately 8 SKU’s, including several titles which will be announced soon:

PlayStation 2:

•	Alias™

•	NBA JAM

•	Urban Freestyle Soccer™*

Xbox:

•	Alias™

•	NBA JAM

•	Urban Freestyle Soccer™

GameCube:

•	Urban Freestyle Soccer™

PC:

•	Alias™

•	Urban Freestyle Soccer™

* Denotes International release only.

“I believe that we have taken the important steps to rebuild and realign our resources to facilitate future growth and profitability,” concluded Cousens. “While fiscal 2004 will be a transition year for our organization, we have completed our first phase of rebuilding and will continue to forge ahead with the process.”

- more -

ACCLAIM/6

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates five studios located in the United States and the United Kingdom, and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Australia, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines periodically. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at www.acclaim.com.

The statements contained in this release which are not historical facts, are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward- looking statements. These important factors, including, without limitation, the continuing support of its primary lender and contribution of supplemental discretionary loans, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002, and Acclaim’s subsequent Quarterly Reports on Form 10-Q and Form 10-QT, all of which were filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

# # #

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2003	August 31, 2002

Assets
Current Assets
Cash and cash equivalents	$4,495	$51,004
Accounts receivable, net	24,303	65,660
Other receivables	3,360	2,685
Inventories	7,711	9,634
Prepaid expenses	7,076	6,420
Capitalized software development costs	6,944	13,257
Building held for sale	5,424	—

Total Current Assets	59,313	148,660
Capitalized software development costs	—	1,813
Other assets	20,624	32,422

Total Assets	$79,937	$182,895

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term borrowings	$30,799	$54,508
Trade accounts payable	28,477	40,151
Accrued expenses	63,533	61,288

Total Current Liabilities	122,809	155,947
Long-term liabilities	3,286	7,593

Total Liabilities	126,095	163,540

Stockholders’ Equity
Common stock	1,932	1,849
Additional paid-in capital	313,616	311,458
Accumulated deficit	(359,911)	(292,106)
Accumulated other comprehensive loss	(1,795)	(1,846)

Total Stockholders’ Equity	(46,158)	19,355

Total Liabilities and Stockholders’ Equity	$79,937	$182,895

ACCLAIM ENTERTAINMENT, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Seven Months Ended
	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002

Net revenues	$27,960	$66,820	$101,589	$160,188
Cost of revenues	37,522	28,897	76,507	62,891

Gross profit	(9,562)	37,923	25,082	97,297

Operating expenses
Marketing and selling	9,613	11,787	32,295	30,132
General and administrative	10,868	10,669	24,549	25,165
Research and development	11,016	8,984	25,392	23,133
Restructuring charges	324	—	4,824	—
Impairment on building held for sale	2,146	—	2,146	—

Total operating expenses	33,967	31,440	89,206	78,430

(Loss) earnings from operations	(43,529)	6,483	(64,124)	18,867
Total other expense, net	(1,513)	(2,921)	(3,872)	(7,365)

(Loss) earnings before income taxes	(45,042)	3,562	(67,996)	11,502
Income tax benefit	(62)	(808)	(191)	(944)

Net (loss) earnings	$(44,980)	$4,370	$(67,805)	$12,446

(Loss) earnings per share data:
Basic net (loss) earnings per share	$(0.49)	$0.05	$(0.73)	$0.15

Weighted average common shares outstanding	92,665	85,653	92,568	81,113

Diluted net (loss) earnings per share	$(0.49)	$0.05	$(0.73)	$0.14

Weighted average common shares outstanding	92,665	90,114	92,568	86,011